EXHIBIT 23.2

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to incorporation by reference in the Registration Statements (No. 333-13981 and No. 333-62123) on Form S-8 of Patriot Bank Corp. of our report dated January 13, 1999, except as to Note 2 which was as of January 22, 1999, relating to the consolidated balance sheet of Patriot Bank Corp. and subsidiaries as of December 31, 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Patriot Bank Corp.

Philadelphia, Pennsylvania
March 22, 1998